                                 EXHIBIT 12(d)

                            CNF TRANSPORTATION INC.

COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS

                                                             ----------------
                                                              THREE MONTHS
                                                             ENDED MARCH 31,
                                                             ----------------
                                                                1998    1997
                                                             -------  -------
                                                               (dollars in
                                                               thousands)
Combined Fixed Charges and Preferred Stock Dividends:
  Interest Expense                                           $ 8,532  $10,805
  Capitalized Interest                                           490      702
  Dividend Requirement on Series B Preferred Stock(1)          3,003    3,087
  Dividend Requirement on Preferred Securities of Subsidiary
   Trust                                                       1,563       --
  Interest Component of Rental Expense(2)                      9,863    8,067
                                                             -------  -------
                                                             $23,451  $22,661
                                                             -------  -------
Earnings:
  Income Before Taxes                                        $34,077  $40,172
  Fixed Charges                                               23,451   22,661
    Capitalized Interest                                        (490)    (702)
    Preferred Dividend Requirements(3)                        (3,003)  (3,087)
                                                             -------  -------
                                                             $54,035  $59,044
                                                             -------  -------
Ratio of Earnings to Combined Fixed Charges and Preferred
 Stock Dividends:                                                2.3x     2.6x
                                                             =======  =======
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(1) Dividends on shares of the Series B cumulative convertible preferred stock are used to pay debt service on notes issued by the Company's Thrift and
    Stock Plan.

(2) Estimate of the interest portion of lease payments. The three month period ended March 31, 1997 was restated for a change in the estimation method.

(3) Preferred stock dividend requirements included in combined fixed charges but not deducted in the determination of Income Before Taxes.